Exhibit 10.1

February 5, 2014

Dr. Patrick O’Connor

3586 Torrey View Court

San Diego, CA 92130

Dear Patrick:

To confirm our discussion, we understand that you have decided to resign your employment with Ignyta, Inc. and each of its subsidiaries (collectively, the “Company” or “Ignyta”). As a result of this decision, your last day of employment with the Company will be February 5, 2014 (the “Separation Date”). We would also like to offer you the separation package described below.

On your last day of employment, you will be paid all outstanding salary amounts and any accrued, but unused, vacation time. You also will be eligible to convert your health insurance coverage under COBRA, and will receive information from our plan administrator describing this conversion election. If you seek reimbursement of any business expenses, your final expense reimbursement statement must be submitted within two weeks after the Separation Date, along with receipts or other supporting documentation. The Company will reimburse valid business expenses in accordance with its standard expense reimbursement policies.

As you know, you currently hold the following two outstanding equity awards: (i) 500,000 shares of restricted common stock (as adjusted pursuant to a reverse stock split at a ratio of three-to-one) under the Restricted Stock Purchase Agreement originally entered into between you and Actagene Oncology, Inc. in February 2013, as amended by you and Ignyta Operating, Inc. in connection with Ignyta Operating, Inc.’s acquisition of Actagene Oncology, Inc., as further amended in September 2013 to suspend the vesting of such shares, and as further amended by you and the Company in October 2013 in connection with the Company’s reverse merger transaction with Ignyta Operating, Inc. (the “Restricted Stock”, and the Restricted Stock Purchase Agreement, as amended, the “RSPA”)); and (ii) an incentive stock option granted on August 7, 2013 to purchase 20,000 shares of Ignyta Operating, Inc.’s common stock (as adjusted pursuant to a reverse stock split at a ratio of three-to-one) and the Stock Option Award Agreement entered into by you and Ignyta Operating, Inc. in connection with such grant, which option and award agreement were assumed by the Company in October 2013 in connection with the Company’s reverse merger transaction with Ignyta Operating, Inc. and are subject to the terms and conditions of the Company’s 2011 Amended and Restated Stock Incentive Plan (the “Option”). Pursuant to the terms and conditions applicable to the Restricted Stock and Option, both equity awards are currently unvested in their entirety. Although it is under no legal obligation to do so, the Company will provide you with accelerated vesting with respect to 100,000 shares of the Restricted Stock (the “Accelerated Shares”), in exchange for the general release of claims and other agreements contained in this letter agreement (the “Agreement”). The Accelerated Shares shall be deemed vested as of the date this Agreement becomes effective (i.e., the 8th day after you have signed this Agreement, provided that the Agreement has not been revoked by either you or the Company before that date). You hereby acknowledge and agree that: (i) except with respect to the Accelerated Shares, you have not and will not vest in any shares of Restricted Stock and the remaining 400,000 shares of Restricted Stock will continue to be subject to the Repurchase Option (as defined in the RSPA); and (ii) you have not and will not vest in any portion of the Option, the Option shall terminate immediately upon your Separation Date and you shall have no further rights or interest in the Option. All shares of Restricted Stock, including the Accelerated Shares, shall continue to be subject to the terms and conditions set forth in the RSPA, except that the Accelerated Shares shall not be subject to the Repurchase Option. This Agreement hereby serves as notice to you of the Company’s decision to exercise the Repurchase Option with respect to the 400,000 shares of Restricted Stock and, in accordance with the RSPA, the Company is hereby delivering a check in the amount of the Purchase Price (as defined in the RSPA, as amended) multiplied by the number of shares of Restricted Stock repurchased hereunder. If this Agreement does not become effective, nothing herein shall preclude the Company from exercising its Repurchase Option with respect to the shares intended to be Accelerated Shares.

In exchange for the separation benefits described above, you completely release the Company, its affiliated, related, parent or subsidiary entities, and its and their present and former directors, officers, and employees (the “Released Parties”) from any and all claims of any kind, known and unknown, which you may now have or have ever had against them. This release includes all claims arising from your employment with the Company and its termination, including claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), or any other claims for violation of any federal, state, or municipal statutes, and any and all claims for attorneys’ fees and costs.1 You agree not to file, cause to be filed, or otherwise pursue any claims released by this paragraph. Notwithstanding the foregoing, you acknowledge and understand that you are not waiving and are not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding; provided, however, that you hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation.

You acknowledge that the payments described above exceed the amount to which you otherwise are entitled. You understand and agree that you will maintain this Agreement in strict confidence, and that you shall not disclose any of its terms to another person, except legal counsel, unless required by law. You and the Company hereby agree that any public disclosure regarding

[1]	Because this release specifically covers known and unknown claims, you are waiving your rights under Section 1542 of the California Civil Code or any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

the circumstances of your separation from employment with the Company shall be made only by the Company and shall be substantially consistent with the following: “Dr. Patrick O’Connor has resigned as Chief Scientific Officer and SVP, Head of Research of the Company as of February 5, 2014, ending his previously announced medical leave of absence, and has elected to focus on his health.” Except as required by law or court order (including without limitation any requirement to publicly file this Agreement or a description of the material terms hereof with the SEC), neither you nor the Company shall make any additional or inconsistent public statements regarding your separation from employment.

Please return all the Company materials in your possession, including company credit cards, confidential/restricted documentation, computer equipment, keys, cell phone etc., by the Separation Date. Also, remember that even after your employment with the Company ends, you must comply with your continuing obligations under the Employee Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”), including but not limited to such obligations relating to confidentiality and use of the Company’s confidential information.

You and the Company further agree that any and all disputes arising out of the terms, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be subject to binding arbitration, which shall be conducted in San Diego County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended. Either party may bring an action in court to compel arbitration under this Agreement or to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party shall have the right to obtain provisional remedies or interim relief from a court of competent jurisdiction for any claim or controversy arising out of or related to the Company’s confidential and proprietary information or violations of the Proprietary Information Agreement. The costs of the arbitrator shall be shared equally between the parties, but the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

You acknowledge that you have twenty-one (21) days to consider this Agreement (but may sign it at any time beforehand if you so desire), and that you can consult an attorney in doing so. You also acknowledge that you can revoke this Agreement within seven (7) days of signing it by sending a certified letter to that effect at the following address:

Jonathan Lim

Ignyta, Inc.

11095 Flintkote Avenue

Suite D

San Diego, CA 92121

You understand and agree that this Agreement shall not become effective or enforceable and no payments or benefits will be provided until the seven (7) day revocation period has expired.

This Agreement contains all of our agreements and understandings and fully supersedes any prior agreements or understandings that we may have had regarding your employment with the Company or its termination, except for the Proprietary Information Agreement. This Agreement

shall be governed by California law and may be amended only in a written document signed by you and Jonathan Lim, Chief Executive Officer. If any term in this Agreement is unenforceable, the remainder of the Agreement will remain enforceable.

If you wish to accept the terms of this Agreement, please sign below and return a copy of this Agreement to me by February 26, 2014. (You may also sign this Agreement at any time prior to such date, if you prefer.)

If you have any questions, please feel free to call me. We appreciate your service to Ignyta, Inc. and wish you all the best.

Very truly yours,

/s/ Jonathan Lim
Jonathan Lim Chief Executive Officer Ignyta, Inc.

AGREED AND ACCEPTED:

Dated:	January 31, 2014	/s/ Patrick O’Connor
Patrick O’Connor